Registration No. 333-180300-03

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Credit Suisse AG

(Exact Name of Registrant as Specified in Its Charter)

Canton of Zurich, Switzerland

(State of Incorporation or Organization)

13-5015677

(I.R.S. Employer Identification No.)

Paradeplatz 8

CH 8070 Zurich, Switzerland

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Exchange Traded Notes (ETNs) due April 21, 2033 Linked to the Credit Suisse NASDAQ Silver FLOWSTM 106 Index	The NASDAQ Stock Market

Securities to be registered pursuant to Section 12(g) of the Act:

None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-180300-03

Item 1.  Description of Registrants’ Securities to be Registered.

For a description of the securities to be registered hereunder, reference is made to (i) the information under the heading “Description of Debt Securities” in the Registrant’s Prospectus dated March 23, 2012 included in the Registration Statement on Form F-3 (Registration No. 333-180300-03) as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the information under the heading “Description of Notes” in the Registrant’s Prospectus Supplement dated March 23, 2012 as filed with the Commission on March 23, 2012 pursuant to Rule 424(b)(2) under the Securities Act and (iii) the information in the Registrant’s Preliminary Pricing Supplement, dated April 4, 2013 as filed with the Commission on April 4, 2013 pursuant to Rule 424(b)(2) under the Securities Act.  The description of the ETNs contained in the Pricing Supplement to be filed pursuant to Rule 424(b) under the Securities Act under Registration Statement No. 333-180300-03, which will contain the final terms and provisions of the ETNs, including the maturity date of the ETNs, is hereby deemed to be incorporated by reference into this Registration Statement and to be a part hereof. The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities having substantially the same terms. If any such additional securities are issued, a pricing supplement relating to them will be filed with the Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities registered hereby in the future will be, all part of a single series as described in the documents referenced above.

Item 2.  Exhibits.

Exhibit No.	Exhibit Description

4.1	Senior Indenture between Credit Suisse AG (formerly known as Credit Suisse) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, dated as of March 29, 2007 (incorporated by reference to Exhibit 4.12 to the Registrant’s Registration Statement on Form F-3 filed on March 23, 2012 (Registration No. 333-180300-03)).
4.2	First Supplemental Indenture, dated May 6, 2008, between Credit Suisse AG (formerly known as Credit Suisse) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, to the Senior Indenture, dated March 29, 2007, between Credit Suisse AG and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 6-K filed on May 9, 2008).
4.3	Second Supplemental Indenture, dated March 25, 2009, between Credit Suisse AG (formerly known as Credit Suisse) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, to the Senior Indenture, dated as of March 29, 2007, between Credit Suisse AG and The Bank of New York, as trustee (incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 6-K filed on March 25, 2009).
4.4	Form of Note.
99.1	Preliminary Pricing Supplement No. ETN-7, dated April 4, 2013, the Prospectus Supplement dated March 23, 2012 and the Prospectus dated March 23, 2012. (Preliminary Pricing Supplement No. ETN-7 is incorporated by reference from the Registrant’s filing pursuant to Rule 424(b)(2) on April 4, 2013 and the Prospectus Supplement and Prospectus are each incorporated by reference from the Registrant’s filings pursuant to Rule 424(b)(2) on March 23, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 16, 2013	CREDIT SUISSE AG

	By:	/s/ Michael G. Clark
	Name:	Michael G. Clark
	Title:	Authorized Signatory

	By:	/s/ Gina Orlins
	Name:	Gina Orlins
	Title:	Authorized Signatory